For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Record First Quarter 2012 Earnings

CHANTILLY, VA. – May 10, 2012 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended March 31, 2012.  Revenue for the quarter ended March 31, 2012 was $90.2 million, as compared to $90.4 million for the quarter ended March 31, 2011.  Consolidated adjusted EBITDA before share related compensation for the quarter ended March 31, 2012 was $16.3 million, compared to $13.0 million for the quarter ended March 31, 2011. Net income for the quarter ended March 31, 2012 was $6.2 million, a new record, as compared to $4.6 million for the quarter ended March 31, 2011.  Cash flow provided by operations for the quarter ended March 31, 2012 was $16.1 million.  Diluted earnings per share increased approximately 43.5% to $0.33 for the quarter ended March 31, 2012, a new record, from $0.23 for the quarter ended March 31, 2011.  As of March 31, 2012, we had a cash balance of $30.6 million, $10.0 million outstanding on our revolving credit facility and an additional $15.0 million available under this facility.

In addition, as previously announced on April 26, 2012, our Board of Directors declared an ordinary cash dividend of $0.20 per share of common stock payable on June 8, 2012 to shareholders of record as of May 29, 2012.  This represents a dividend yield of approximately 7.0% based upon our closing share price yesterday of $11.47.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “We are pleased with our strong results for the first quarter of 2012.  While we continue to face headwinds with the current regulatory climate for the banking industry, our ability to effectively manage costs in this environment has allowed us to continue delivering strong cash flow and bottom line results.  We are particularly pleased with our consumer direct business, which crossed over to profitability in the first quarter.”

First Quarter 2012 Financial Highlights:

●	Total subscribers as of March 31, 2012 were approximately 4.8 million compared to 4.9 million as of December 31, 2011.

●	Total consolidated revenue for the first quarter of 2012 was $90.2 million compared to $90.4 million for the first quarter of 2011.

●	Consolidated income from operations before income taxes was $10.5 million for the first quarter of 2012, compared to $7.9 million for the first quarter of 2011.

●	Consolidated net income was $6.2 million, or $0.33 per diluted share, for the quarter ended March 31, 2012, compared to $4.6 million, or $0.23 per diluted share, for the quarter ended March 31, 2011.

●	Consolidated cash flow provided by operations for the quarter ended March 31, 2012 was approximately $16.1 million.

For additional commentary on Intersections’ first quarter 2012 results and full year outlook, please click on the 1st Quarter 2012 presentation link under the “Investor & Media” page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections(www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer and corporate identity risk management services. Intersections provides various levels of service to more than 9.1 million consumers.  Those services are offered through North America's leading financial institutions, directly to consumers under Intersections’ award-winning IDENTITY GUARD(R) brand (http://www.identityguard.com), and through the company’s exclusive partnership with ITAC, the Identity Theft Assistance Center. Since 1996, Intersections has protected the identities of more than 34 million consumers.